James A. Unruh                                   Unisys Corporation
Chairman and Chief Executive Officer             PO Box 500
                                                 Blue Bell, PA 19424-0001

UNISYS


April 10, 1996
To:  Our Stockholders

As a major investor in Unisys, I would like you to have as much insight as possible into our view of the stockholder proposal to spin-off Unisys into three publicly-traded companies.

We are making progress in what is an extremely complex, multi-year process to transform Unisys from a traditional mainframe company to a services-led, technology-based information management company. In 1995, business segments growing in double-digits accounted for 42% of total revenue, up from 15% in 1992. Also in 1995, we focused our business solely on information management by selling our defense electronics business.

But performance issues remained. To address these issues, on January 2, 1996 we put in place what we call a "three business/one company" structure. It is clearly supported by financial and industry analysts' consensus. A Smith Barney analyst, Barry Bosak, called it "the most thorough reorganization we have witnessed for a public company."

It is against this backdrop that the stockholder proposal must be considered.

This is a critical issue for all Unisys stockholders. After serious consideration, the Board of Directors in conjunction with our outside advisors has concluded that our strategy of being a full service information management company will better serve to maximize stockholder value than a plan to fragment the Corporation's interrelated businesses.

The Board believes our recent realignment into three business units will bring the focus and accountability necessary to improve the company's financial performance. Improved financial performance will maximize shareholder value. In addition, the new structure will give investors the visibility to properly value the new, transformed Unisys and should increase the company's overall price earnings ratio and market value.

At the same time, this new structure properly recognizes the current interdependence of all three units. More than 80% of Unisys revenue is attributable to customers doing business with at least two of the three business units and more than 50% is attributable to customers doing business with all three units. Bringing the expertise of these three business units together to provide customers "one stop shopping" is a key market differentiator.

Even without implementation of this non-binding proposal, a significant vote for it would create customer uncertainty. In this industry, that translates into lost business. This is just what our competitors would love. Analysts who know our industry and Unisys well understand Unisys could not operate as three separate businesses today. Steps in this direction would cause customer concerns and would eliminate our "one stop shopping" differentiator. This would open our customer base to more competition resulting in revenue and profit declines which would hurt stockholder value.

The Wall Street Journal on March 15th captured much of this sentiment. It said, "Analysts didn't give the proposal much chance of passing a shareholder vote. 'My bet would be that the investors are going to understand that they have to leave this company alone right now,' said Jay Stevens of Dean Witter Reynolds, Inc." In a report issued on April 8, Don Young of Lehman Brothers said, "We view this proposal as unrealistic due to the operating synergies between the three units." These critical points are also recognized by Institutional Shareholder Services (ISS), the nation's leading independent proxy advisory firm, which has recommended that stockholders vote "against" the spin-off proposal. The recommendation part of the ISS report is attached.

Because this decision is so important to the company and its shareholders, I hope you will consider these points. I urge a vote "against" the proposal. A proxy card is enclosed for your convenience.




Sincerely,




James A. Unruh




                                [Attachment]
INSTITUTIONAL
SHAREHOLDER
SERVICES                                                        PAGE 8

Shareholder Proposal

Item 3:  Spin-Off Into Three Separate Companies


Greenway Partners, LP has submitted a nonbinding shareholder proposal, which seeks board authorization to divide the company into three separate publicly traded companies, along the same lines as Unisys' most recent restructuring -- the information services group, the computer systems group, and the global customer services group. The proponent suggests that the company's October 1995 division is superficial and recommends that the split be completed through a tax-free spin-off of two of the three units in the form of a stock dividend to shareholders.

In support of its proposal, the proponent cites the increasing popularity and success of such spin-offs as Control Data/Ceridian, Eastman Kodak/Eastman Chemical, and Sears Roebuck/Dean Witter/Allstate as well as the recently announced spin-offs by AT&T and ITT. According to Greenway, investors were rewarded by the mere announcement of the AT&T and ITT spin-offs, but the market did not respond as favorably to Unisys' announcement that it would restructure operations into three separate business groups. The proponents suggest that the announcement fell short of the market's expectations.

The proponent further points out that the restructuring plan is the fifth plan announced in seven years, and therefore, holds little hope that the move will translate into value for shareholders. Instead, the proponents believe that by dividing the company into three separate publicly traded companies, management could devote special attention to their respective needs. In addition, the proponent maintains that "investors, potential capital sources, and analysts would be able to price more efficiently each of the separate businesses."

Management states that it has considered the proponent's proposal, but that it has determined that, because the proposal "presents serious business and financial risks," it cannot support the move. Instead, management believes that the "recently implemented realignment . . . will bring the focus and accountability necessary to improve the company's performance." Moreover, management states that its "one company-three business' approach recognizes the interdependence of the company's operations, which it believes is critical for many reasons, including a shared customer base. Since "80 percent of the company's revenues come from customers doing business with at least two of the units," a separation, according to management, could "jeopardize the business of all three units." In addition, management states that creating three separate publicly traded companies could pose significant risk to the company's capital structure and its ability to secure new financing.

Unisys is the nation's fifth-largest computer maker, but has struggled to shift its focus from computer sales to computer management and consulting services. In July 1995, the company reorganized into four business units. Three months later it reorganized into three units. The latest move to revamp operations represents, as mentioned above, the fifth attempt in seven years and the third this year. However, according to the proponent a true separation of the three businesses is necessary to "finally unleash... the underlying value in Unisys."

We believe that a determination as to the appropriateness of a spin-off turns on the degree to which the operating groups' customers overlap and the nature of their products (e.g., to what extent does the consulting group provide services related to Unisys solutions?).

Under the company's new structure it operates three relatively distinct businesses: a computer consulting business, a product development shop, and a network engineering, design, maintenance, and administration business. The company's current chairman and CEO, who took over in 1990, has led a reorganization effort that has slashed costs and reduced the workforce by almost half. Still, notwithstanding the division of its operations, there remains considerable overlap in the company's customer base and their needs. In fact, according to a report issued on March 15, 1996 by BT Securities Corp., a division of Bankers Trust New York Corp., "there is an 80 percent overlap between the Computer Systems Group and the Global Customer Services." In addition, the overlap between the consulting group and the other two units is greater than 50 percent. According to BT Securities, "it is difficult to imagine how any of these units as currently configured would operate without the benefit of the other two." Dean Witter Reynolds Inc.'s Jay Stevens agrees that "investors are going to understand that they have to leave this company alone right now."

Unisys has undertaken a significant challenge. Managing its shift from a mature proprietary mainframe and maintenance business to investing in high growth services and open client/server systems will be a complex and demanding task. The transformation will not occur overnight but will likely evolve over time. However, to the company's advantage, its new form still provides the opportunity of one-stop shopping for its clients.

While Unisys is increasingly competing in an open, multivendor environment, it maintains a sizable base of proprietary systems and an installed mainframe customer base that requires considerable consulting. Its computer systems group provides the hardware, software, management systems, and development environment building blocks; its information services group creates customized solutions for clients; its networks group provides support for information management systems and supports multivendor distributed computing systems. One strategic objective of the computer systems group is to expand use of its UNIX system building blocks through the information services group and the formulation of their client solutions. The information services group is able to quickly meet its customers' need because it has access to key suppliers of hardware and software technology. Additionally, approximately 85 percent of the networks group's revenues comes from the Unisys-installed customer base.

According to management each unit will be a profit and loss center "down to the pre-tax line and [will be] judged against 'best of breed' competitorS" and each unit will "run its business according to its own economic and business model." Management believes that this "loosely-coupled three business/one company structure" will facilitate the market's valuation of the company in terms of the multiple applied to its performance as the company begins to report more clearly the performance of each unit.

Although this proposal does not require the company to effect the proposed spin-off, we believe that under most conditions the decision should be left to management. We also agree that the board of directors, as fiduciaries for shareholders, should continue to examine every available alternative to maximize shareholder value, particularly when the company's performance begins to lag. However, we do not believe that there is sufficient indication in the present case that the board has not adequately considered all available alternatives. Moreover, despite the connections drawn by the proponent to recent spin-off activity, we don't agree that the issues driving the decisions at Sears Roebuck or Eastman Kodak, for example, mirror the circumstances surrounding the present proposal.

Instead, the benefits of a possible division of Unisys are far less evident (if they exist at all) than those associated with the recent string of spin-offs. ISS had an opportunity to consider information not contained in the proxy statement, and has determined that even with management's efforts to reposition its operations, the three operating units still rely extensively on each other. Therefore, separation of any of these units would be far too risky to the company's overall performance and growth potential. Accordingly, we believe that shareholders' interests would be best served by allowing management to continue implementation of its restructuring plan.

We recommend a vote AGAINST the proposal.




Unisys Corp. April 1, 1996           1996, Institutional Shareholder Services
Mary-Ellen Robinson, Senior Analyst             Phone: 301/718-2255


INSTITUTIONAL
SHAREHOLDER
SERVICES                                                           PAGE 12



Vote Record Form:                                              UNISYS CORP.

UIS (NYSE)

Annual Meeting:  April 25, 1996            Record Date:  February 26, 1996

Account ID Code:                           Shares Held on Record Date:

Shares Voted:                              Date Voted:




                            MEETING AGENDA

Item   Code      Proposals            Mgt. Rec.   ISS Rec.  Vote Cast

 1     M0201     Elect Directors      For         FOR

 2     M0101     Ratify Auditors      For         FOR


                          Shareholder Proposal

 3     S0810     Spin-Off Into Three  Against     AGAINST
                 Separate Companies









Unisys Corp. April 1, 1996                            1996, Institutional
Shareholder Services
Mary-Ellen Robinson, Senior Analyst                   Phone: 301/718-2255